Exhibit 99.1

Lantis Laser (LLSR) Seizes Unique Opportunity By Signing Letter Of Intent
To Merge With TAG Minerals Inc. And Its Wholly-Owned Operating Subsidiary
TAG Minerals Zimbabwe (Private) Limited.

The Merger With TAG Minerals Would Diversify Lantis’ Assets With The Potential To Generate Development Funding from Internal Activities.

DENVILLE, N.J., March  17, 2011—Lantis Laser Inc.(symbol: LLSR) (OTCQB-News), announced today that it has signed a Letter of Intent to merge with TAG Minerals Inc. and its wholly-owned operating subsidiary TAG Minerals Zimbabwe (Private) Limited (TAG). The merger would be an all stock transaction such that TAG would become LLSR’s second wholly-owned and independently operating subsidiary. The merger with TAG, and its anticipated profitability, would enable LLSR to utilize the cash flow, if and when generated, from Lantis Laser, Inc. and TAG Minerals’ mining operations in Zimbabwe, Africa, for its corporate development purposes.

Stan Baron, President of Lantis, said “The management of Lantis believes that this is a unique opportunity to diversify its business operations for the benefit of shareholders and to expand the possibilities for the company’s success.” The merger with TAG brings with it a very experienced management team with the possibility of generating for LLSR, an internal cash-flow from its mining operations, which will in turn likely strengthen Lantis’ ability to raise capital to meet the needs of an expected fast developing corporation. TAG will effectively move into economically viable mineral production in the very near term, the first mineral extraction being gold. Greig Oppenheimer, a director and principal of TAG added, “TAG will continue to explore and develop the commercially exploitable mineral deposits in Zimbabwe, a country abundant in natural resources.” Originally from South Africa, Greig is the CEO of IE-TEC Marketing Limited, co-inventor of their internationally patented mineral extraction system responsible for the development, manufacture and commercialization of this technology. IE-TEC houses its manufacturing facilities in Lincoln, Nebraska and George, South Africa. Stan Baron went on to say; “Greig’s particular focus will be on TAG Minerals’ operating strategy, as he brings a deep knowledge of mineral extraction and business processes to Lantis, along with excellent organizational and problem solving skills.”  Baron also went on to say; “we are very excited to unite with TAG and believe that this union will bring about positive results for and on behalf of all shareholders of Lantis.”  Lantis expects to execute a merger agreement within 90 days, subject to the completion of due diligence and any requisite approvals.

About Lantis Laser Inc.
Lantis was formed to commercialize the application of novel technologies in the dental industry. The criteria for selected products include competitive edge, exclusivity and large market potential. Lantis is a development stage company and has exclusive rights to the applications in dentistry of OCT technology under its exclusive license Agreements with Lawrence Livermore National Laboratory and with The Regents of the University of California for Near Infrared Transillumination Technology (NIR). OCT and NIR are synergistic, high resolution, light-based imaging modalities which can detect decay and microstructural defects at an early stage and, unlike x-ray, do not emit potentially harmful radiation. OCT was invented in the early 1990’s at the Massachusetts Institute of Technology and has been successfully commercialized in ophthalmology, cardiovascular imaging and research continues in bio-medical applications including optical biopsies and cancer detection. Lantis’ products are in development and cannot be sold until FDA clearance for marketing is obtained.

About TAG Minerals Inc.
TAG Minerals is a U.S. based (incorporated in Wyoming) mineral resource acquisition, exploration and development company, with operations conducted through its wholly-owned subsidiary TAG Minerals Zimbabwe (Private) Limited, a Zimbabwean corporation. The Company’s business is managed by its directors and officers with varying backgrounds. TAG’s strategy is to identify potential economic resources and acquire mineral properties in areas that have potential for such discoveries in Zimbabwe. TAG Minerals is augmented by independent financial, geological, and mining professionals who advise the Company on its mining and exploration projects throughout Zimbabwe, Africa.

To find out more about the mining equipment utilized by TAG; visit www.extrac-tec.com

Safe Harbor.

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the Company's future expectations, including future revenues and earnings, technology efficacy and all other forward-looking statements be subject to the safe harbors created thereby. The Company is a development stage company who continues to be dependent upon outside capital to sustain its existence. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.

Company Contact:

Stan Baron, President & CEO
Lantis Laser Inc.
Tel: (203) 300-7622
sbaron@lantislaser.com

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